Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $987 Million
or $1.79 Per Share
Adjusted earnings of $834 million or $1.51 per share

Highlights

•	Highest realized refining margin in eight quarters at $12.26 per barrel

•	Refining utilization impacted by turnaround activity and unplanned downtime

•	Improved Chemicals capacity utilization

•	Received $1.5 billion from Phillips 66 Partners debt and equity offerings

•	Repaid $800 million of maturing senior notes

HOUSTON, April 30, 2015 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces first-quarter earnings of $987 million, compared with earnings of $1.1 billion during the fourth quarter of 2014. Adjusted earnings were $834 million, a decrease of $79 million from the fourth quarter of 2014.

"Refining market conditions helped us realize the best margins we’ve had over the last two years,” said Greg Garland, chairman and CEO of Phillips 66. “Refining utilization rates were impacted by a heavy turnaround schedule, and were further reduced by the extended turnaround at the Alliance Refinery. Our Chemicals business increased capacity utilization and had a solid quarter. The NGL market environment negatively impacted results from our DCP Midstream investment as well as our own NGL midstream business. We continued to aggressively grow Phillips 66 Partners through the drop of our interests in three pipeline systems, and Partners also made good progress on its organic growth and joint venture projects."

"We continue to execute major projects in Midstream and Chemicals, as well as smaller high-return projects, on time and on budget. Our capital discipline and strong balance sheet allow us to maintain shareholder distributions, in the form of share repurchases and regular dividends.”

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings
	1st Qtr 2015	4th Qtr 2014	1st Qtr 2015	4th Qtr 2014
Transportation	$65	53	65	53
DCP Midstream	(12)	(12)	(12)	(11)
NGL	14	55	14	55
Midstream	$67	96	67	97

Midstream adjusted earnings were $67 million in the first quarter, compared with adjusted earnings of $97 million in the fourth quarter of 2014.

Phillips 66’s Transportation business generated earnings of $65 million during the first quarter. The $12 million increase was primarily due to the fourth quarter write-off of a deferred tax asset.

During the first quarter, the company’s equity investment in DCP Midstream, LLC (DCP Midstream) had an adjusted loss of $12 million, comparable to the prior quarter. The loss was due to lower NGL, crude and natural gas prices, partially offset by the absence of hedge losses associated with the steep price declines during the fourth quarter.

Earnings from the NGL business were $14 million in the first quarter. The $41 million decrease was largely related to lower trading margins on seasonal propane and butane storage activities, as well as inventory impacts.

Phillips 66 Partners contributed $19 million to the Midstream segment's first-quarter earnings.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings
	1st Qtr 2015	4th Qtr 2014	1st Qtr 2015	4th Qtr 2014
Olefins and Polyolefins (O&P)	$183	247	183	248
Specialties, Aromatics and Styrenics (SA&S)	26	25	26	27
Other	(6)	(5)	(6)	(5)
Chemicals	$203	267	203	270

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). First-quarter Chemicals adjusted earnings were $203 million, compared with adjusted earnings of $270 million in the fourth quarter of 2014.

During the first quarter, CPChem's Olefins and Polyolefins (O&P) business contributed $183 million to Phillips 66's Chemicals adjusted earnings. The $65 million decrease was mainly due to lower O&P cash chain margins, driven by lower polyethylene sales prices, as well as planned turnarounds in the first quarter. Global utilization for O&P was 87 percent during the quarter, up from 83 percent in the fourth quarter, primarily reflecting a full quarter of Port Arthur operations.

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

CPChem's Specialties, Aromatics and Styrenics (SA&S) business contributed $26 million of adjusted earnings in the first quarter, in line with the prior quarter.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings
	1st Qtr 2015	4th Qtr 2014	1st Qtr 2015	4th Qtr 2014
Refining	$538	517	495	322

Refining adjusted earnings were $495 million in the first quarter, compared with $322 million in the fourth quarter of 2014. The improvement was primarily due to higher realized refining margins, partially offset by lower volumes.

The increase in margins was largely driven by improved secondary product margins as well as higher gasoline market crack spreads. Secondary product margins improved mainly due to lower crude costs. Crack spreads improved mainly as a result of significantly higher gasoline market cracks in the Western/Pacific. First-quarter gasoline market cracks for that region were $20.21 per barrel, compared with $7.46 per barrel during the fourth quarter of 2014.

Lower volumes were primarily driven by turnaround activity and unplanned downtime in the Gulf Coast at the Alliance Refinery. Phillips 66’s worldwide refining crude utilization and clean product yield were both 84 percent in the first quarter of 2015.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings
	1st Qtr 2015	4th Qtr 2014	1st Qtr 2015	4th Qtr 2014
Marketing and Other	$254	299	144	256
Specialties	50	68	50	68
Marketing and Specialties	$304	367	194	324

Marketing and Specialties (M&S) first-quarter adjusted earnings were $194 million, compared with $324 million in the fourth quarter of 2014.

Adjusted earnings for Marketing and Other were $144 million, a decrease of $112 million from the prior quarter. The business was impacted by lower global marketing margins compared to the strong margins realized in the previous quarter, which benefited from favorable market conditions. Additionally, decreased earnings were due to lower biodiesel blending tax credits compared to the fourth quarter. First-quarter refined product exports were 86,000 barrels per day (BPD), down 57,000 BPD from the fourth quarter primarily due to turnarounds in the first quarter.

Phillips 66’s Specialties businesses generated earnings of $50 million during the first quarter. The $18 million decrease was primarily related to lower lubricants margins, partially offset by increased volumes.

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

Corporate and Other

Corporate and Other costs were $125 million after-tax in the first quarter, compared with $100 million in the fourth quarter of 2014. The increased costs were primarily due to lower foreign tax credits and higher interest expense.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $1.4 billion of cash from operations. Excluding $472 million of working capital changes, operating cash flow was $880 million. Additionally, the company received $1.5 billion from Phillips 66 Partners debt and equity issuances, and repaid $800 million of maturing debt. Capital expenditures and investments totaled $1.1 billion, primarily supporting execution of the Midstream growth strategy.

Phillips 66 returned $671 million to shareholders in the first quarter through dividends and share repurchases. The company paid $272 million in dividends and repurchased 5.6 million shares of common stock for $399 million. Since July 2012, the company has repurchased 79 million shares for $5.3 billion, as part of $7 billion in share repurchase authorizations. In 2014, the company received 17.4 million of its shares in exchange for the stock of its flow improver subsidiary, further reducing shares outstanding. Phillips 66 ended the quarter with 542 million shares outstanding.

	First Quarter 2015
	Adjusted Phillips 66	Phillips 66 Partners	Phillips 66 Consolidated
Total Debt, $MM	7,849	1,100	8,949
Total Equity, $MM	21,794	801	22,595
Debt-to-capital ratio	26%		28%

Total Cash, $MM	5,252	138	5,390
Net-debt-to-capital ratio	11%		14%

As of March 31, 2015, cash and cash equivalents were $5.4 billion and debt was $8.9 billion, including $1.1 billion at Phillips 66 Partners. The company's debt-to-capital ratio was 28 percent. Excluding Phillips 66 Partners, the debt-to-capital ratio was 26 percent. Additionally, Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 14 percent, and a year-to-date annualized adjusted ROCE of 12 percent.

Strategic Update

A key element of the Phillips 66 strategy is to deploy capital to our higher-valued businesses. Our diversified portfolio provides opportunities for more stable earnings during periods of volatile commodity prices.

Construction of the Sweeny Fractionator One and the Freeport LPG Export Terminal continued during the quarter. The fractionator is over 70 percent complete, while the LPG Terminal is about one-third complete. Both projects are on schedule and on budget with startup expected in the second half of 2015 and 2016, respectively.

The company is also engaged in two joint ventures to develop the Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP). DAPL is expected to deliver up to 450,000 BPD of crude oil from the Bakken/Three Forks production area in North Dakota to market centers in the Midwest. ETCOP will provide crude oil transportation service from the Midwest to the Gulf Coast,

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

including Phillips 66's Beaumont Terminal. The DAPL and ETCOP projects are expected to begin commercial operations in the fourth quarter of 2016.

During the quarter, the company completed the dropdown of its one-third interest in the DCP Sand Hills Pipeline, LLC and DCP Southern Hills Pipeline, LLC, NGL pipeline systems and a 19.46 percent equity interest in the Explorer refined products pipeline system to Phillips 66 Partners. These assets provide additional fee-based revenues to the Phillips 66 Partners portfolio.

DCP Midstream continues to be an important part of the Phillips 66 NGL value chain. As one of the nation's largest natural gas gatherers and processors, over 10 percent of domestic natural gas flows through DCP Midstream assets. In response to lower NGL prices, DCP Midstream's management implemented steps to reduce corporate costs by 20 percent and its 2015 capital budget from $1.8 billion to $800 million.

In Chemicals, CPChem's 220 million-pound-per-year normal alpha olefins expansion project at its Cedar Bayou facility is on schedule for completion in mid-2015. Additionally, construction of CPChem's world-scale U.S. Gulf Coast Petrochemicals Project is approximately 40 percent complete and startup is expected in mid-2017. This $6 billion project consists of an ethane cracker and related polyethylene facilities that will increase CPChem's U.S. olefins and polyolefins capacity by approximately one-third.

Phillips 66 continues to optimize its refining portfolio. During the first quarter, the sale of the Bantry Bay Terminal in Cork, Ireland, was completed. This follows the disposition of the company's interest in the Melaka Refinery in Malaysia, at the end of last year.

Later today, members of Phillips 66 executive management will host a webcast at 1 p.m. EDT to discuss the company’s first-quarter performance and provide an update on strategic growth projects. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

Earnings
	Millions of Dollars
	2015	2014
	First Quarter	First Quarter	Fourth Quarter
Midstream	$67	188	96
Chemicals	203	316	267
Refining	538	306	517
Marketing and Specialties	304	137	367
Corporate and Other	(125)	(81)	(100)
Discontinued Operations	—	706	—
Phillips 66	$987	1,572	1,147

Adjusted Earnings
	Millions of Dollars
	2015	2014
	First Quarter	First Quarter	Fourth Quarter
Midstream	$67	188	97
Chemicals	203	316	270
Refining	495	306	322
Marketing and Specialties	194	137	324
Corporate and Other	(125)	(81)	(100)
Phillips 66	$834	866	913

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

About Phillips 66

Phillips is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $49 billion of assets as of March 31, 2015. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Kevin Mitchell (investors)	Rosy Zuklic (investors)
832-765-2297	832-765-2297
kevin.mitchell@p66.com	rosy.zuklic@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, adjusted effective tax rate, operating cash flow excluding working capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

	Millions of Dollars
	Except as Indicated
	2015	2014
	1Q	1Q	4Q
Reconciliation of Earnings to Adjusted Earnings
Consolidated
Earnings	$987	1,572	1,147
Adjustments:
Asset dispositions	(115)	—	(385)
Impairments	—	—	131
Pending claims and settlements	(38)	—	(10)
Lower-of-cost-or-market inventory adjustments	—	—	30
Discontinued operations	—	(706)	—
Adjusted earnings	$834	866	913

Earnings per share of common stock (dollars)	$1.79	2.67	2.05

Adjusted earnings per share of common stock (dollars)	$1.51	1.47	1.63

Midstream
Earnings	$67	188	96
Adjustments:
Lower-of-cost-or-market inventory adjustments	—	—	1
Adjusted earnings	$67	188	97

Chemicals
Earnings	$203	316	267
Adjustments:
Lower-of-cost-or-market inventory adjustments	—	—	3
Adjusted earnings	$203	316	270

Refining
Earnings	$538	306	517
Adjustments:
Asset dispositions	(5)	—	(369)
Impairments	—	—	131
Pending claims and settlements	(38)	—	17
Lower-of-cost-or-market inventory adjustments	—	—	26
Adjusted earnings	$495	306	322

Marketing and Specialties
Earnings	$304	137	367
Adjustments:
Asset dispositions	(110)	—	(16)
Pending claims and settlements	—	—	(27)
Adjusted earnings	$194	137	324

Phillips 66 Reports First-Quarter Earnings of $987 Million (Adjusted Earnings of $834 Million)

Millions of Dollars
2015 YTD
Phillips 66 - ROCE
Numerator
Net income	$997
After-tax interest expense	56
GAAP ROCE earnings	1,053
Special items	(153)
Adjusted ROCE earnings	$900

Denominator
GAAP average capital employed*	$31,132
Discontinued operations	—
Adjusted average capital employed	$31,132

Annualized Adjusted ROCE (percent)	12%
Annualized GAAP ROCE (percent)	14%
*Total equity plus total debt.